EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited) (A)
For the Periods Ended September 30, 1999 and 1998                      Three Months         YTD Nine Months
                                                                   1999        1998        1999        1998
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME:
Net income per consolidated income statements                    73,315      63,091     207,036     180,367
Subtract dividend requirement of preferred stock                      7           7          21          21
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                    73,308      63,084     207,015     180,346
Add dividend requirement of preferred stock                           7           7          21          21
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME DILUTED                                               73,315      63,091     207,036     180,367
===========================================================  ==========  ==========  ==========  ==========
EARNINGS PER COMMON SHARE BASIC                                    0.38        0.34        1.08        0.96
EARNINGS PER COMMON SHARE DILUTED                                  0.37        0.33        1.05        0.93
===========================================================  ==========  ==========  ==========  ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                   197,054     189,169     193,975     188,869
Treasury shares                                                  (1,626)     (1,238)     (2,284)     (1,566)
-----------------------------------------------------------  ----------  ----------  ----------  ----------
COMMON SHARES BASIC (AVG)                                       195,428     187,931     191,691     187,303
Common share equivalents for options                              5,000       5,306       4,834       6,177
Preferred share equivalents                                         360         384         366         388
-----------------------------------------------------------  ----------  ----------  ----------  ----------
COMMON SHARES DILUTED (AVG)                                     200,788     193,621     196,891     193,868
===========================================================  ==========  ==========  ==========  ==========

(A) Earnings per common share diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.